ESCROW AGREEMENT

         ESCROW AGREEMENT (the "Escrow Agreement"), dated October 5, 1999, among ANDREW H. TOMPKINS (the "Stockholder"), ISLE OF CAPRI CASINOS, INC., a Delaware corporation (the "Buyer"), and SWIDLER BERLIN SHEREFF FRIEDMAN, LLP (the "Escrow Agent").

         WHEREAS, the Stockholder, Isle Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), the Buyer and Lady Luck Gaming Corporation, a Delaware corporation ("Lady Luck"), have entered into an Agreement and Plan of Merger dated October 5, 1999 (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into Lady Luck such that Lady Luck will become a wholly-owned subsidiary of Buyer (the "Merger");

         WHEREAS, the Stockholder and the Buyer have further entered into a Stockholder Support Agreement, dated October 5, 1999 (the "Support Agreement"), with respect to which the Stockholder agrees to vote all shares of Lady Luck owned by him in favor of adopting the Merger Agreement and approving the Merger;

         WHEREAS, the Stockholder owns of record and beneficially 2,226,409 shares of common stock of Lady Luck (the "Shares"); and

         WHEREAS, to effect the Support Agreement, the Buyer has required that the Stockholder deposit, and the Stockholder has agreed to deposit, the Shares into escrow on the date hereof (the "Escrow Shares").

         NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Escrow. On the date hereof, the Stockholder shall deliver to the Escrow Agent the certificate or certificates evidencing the Escrow Shares to be held in escrow in accordance with the terms and provisions of this Escrow Agreement. The Escrow Agent acknowledges receipt of the Escrow Shares.

         2. Release of Escrow Shares. The Escrow Agent shall hold the Escrow Shares until it delivers the Escrow Shares to the Buyer or the Stockholder, as the case may be, as provided in this Section 2 (the "Escrow Account").

                  (a) Delivery Pursuant to Written Instructions of Both Parties. If, at any time, the Escrow Agent shall receive written instructions executed jointly by the Stockholder, on the one hand, and the Buyer, on the other, stating that either the Effective Time (as defined in the Merger Agreement) of the Merger has occurred or that the Support Agreement has been terminated in accordance with Section 7 of the Support Agreement, and directing the Escrow Agent to release the Escrow Shares out of the Escrow Account, as directed in such notice, the



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Escrow Agent shall deliver the Escrow Shares as specified in such instructions as promptly as practicable after the Escrow Agent's receipt of such written instructions.

                  (b) Court Order. The Escrow Agent shall be obligated to deliver any or all of the Escrow Shares or take any other action hereunder in accordance with the terms of any final non-appealable order issued by a court of competent jurisdiction (in form and substance acceptable to it).

         3. Fees and Expenses. The Escrow Agent shall not be entitled to any fee for acting as such, but shall be reimbursed for any out-of-pocket expenses incurred in connection herewith, which shall be borne by the Buyer. Except as otherwise provided herein, each party (other than the Escrow Agent) shall be responsible for its own legal and accounting fees and expenses.

         4. Responsibilities of Escrow Agent. The Escrow Agent's acceptance of its duties under this Escrow Agreement is subject to the following terms and conditions, which shall govern and control with respect to its rights, duties, liabilities and immunities:

                  (a) The Escrow Agent makes no representation or warranty and has no responsibility as to the validity of the Merger Agreement, the Support Agreement or any other agreement executed in connection with the Merger between the Stockholder, the Buyer and any other signatories thereto, and the agreements and documents referred to therein (other than this Escrow Agreement) (collectively, the "Agreements"), or as to the correctness of any statement contained therein, and the Escrow Agent shall not be required to inquire as to the performance of any obligation under the Agreements. The Escrow Agent is not bound by any agreement or document other than this Escrow Agreement.

                  (b) The Escrow Agent shall be protected in acting or failing to act upon any written notice, instruction, request, waiver, consent, receipt or other paper or document from any officer or authorized agent of the Buyer or the Stockholder, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained and what it purports to be.

                  (c) The Escrow Agent shall not be liable for any error of judgment, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except as may result from its own gross negligence or willful misconduct.

                  (d) The Escrow Agent may consult with legal counsel selected by it (including any member of its firm) and shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel. Any fees and expenses of such counsel (which may be paid to retained attorneys or represents the fair value of legal services rendered to itself) shall be considered part of the fees and expenses described in Section 3 hereof.





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                  (e) The Stockholder and the Buyer, jointly and severally,
agree to indemnify the Escrow Agent against and save it harmless from any and all claims, liabilities, costs, payments and expenses, including reasonable fees and expenses of counsel either paid to retained attorneys (who may be selected by the Escrow Agent) or amounts representing the fair value of legal services rendered to itself, incurred as a result of or in connection with the performance of this Escrow Agreement (other than the costs of the preparation of this Escrow Agreement), except as a result of the Escrow Agent's own gross negligence or willful misconduct.

                  (f) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. It shall not be bound by any modification of this Escrow Agreement unless in writing and signed by all the parties hereto and, if its duties as Escrow Agent hereunder are affected, unless it shall have given prior written consent thereto.

                  (g) The duties of the Escrow Agent hereunder are solely ministerial in nature, and the Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of any other agreement or document including, but not limited to, the Agreements. Each of the Stockholder and the Buyer acknowledge that the Escrow Agent serves as counsel to the Stockholder and expressly waive any conflict of interest arising on account of such representation by the Escrow Agent and its service as the Escrow Agent hereunder. The participation of Swidler Berlin Shereff Friedman, LLP as Escrow Agent is being undertaken as an accommodation to the parties hereto and shall in no way hinder or limit the present or future ability of Swidler Berlin Shereff Friedman, LLP to act as counsel to the Stockholder with respect to any matter including, but not limited to, disputes between the Stockholder and the Buyer arising from the Agreements or with regard to this Escrow Agreement; provided, however, that such representation shall not affect the Escrow Agent's obligations hereunder and shall be at the cost and expense of the Stockholder.

                  (h) In the case any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon by an order of court, or the delivery thereof shall be stayed or enjoined by an order of any court, or any other writ, order, judgment or decree shall be entered or issued by any court affecting such property, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and if the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any person, firm or corporation by reason of such compliance notwithstanding the fact that such writ, order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent agrees to notify the Buyer in writing of its receipt of written notice to the effect that any third party is asserting a lien, security interest or other right to the Escrow Shares.

                  (i) The Escrow Agent may at any time resign and be discharged from its duties hereunder by providing written notice to the Stockholder and the Buyer and depositing the Escrow Shares with a successor escrow agent designated jointly by the Stockholder, on the one



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hand, and the Buyer, on the other. Upon receipt of the Escrow Agent's resignation, the Stockholder and the Buyer shall promptly appoint a successor escrow agent. If no successor shall have been appointed within ten business days after the mailing of notice of resignation by the Escrow Agent, the Escrow Agent shall be entitled to petition a court of competent jurisdiction in New York, New York for the appointment of a successor escrow agent and transfer into the custody of that court or any other court of competent jurisdiction all or any part of the Escrow Shares.

         5. Amendment and Termination. This Escrow Agreement may be amended or terminated only by a writing signed by the Buyer, the Stockholder and the Escrow Agent. Once the Escrow Shares have been fully distributed in any manner provided for herein, this Escrow Agreement shall terminate and the Escrow Agent shall have no further duties or responsibilities hereunder; provided, however, the fee and expense provisions of Sections 3 and 4, and the exculpatory and indemnifications provisions of Section 4 shall survive termination.

         6. Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, one business day after delivery to a reputable overnight carrier or four business days after delivery to the U.S. Postal Services, if sent by first class mail, certified or registered mail with postage prepaid, or upon receipt if sent by telecopy with a copy following by hand or by overnight carrier or mailed, certified or registered mail with postage prepaid:

                  (a)      If to the Stockholder to:

                           Andrew H. Tompkins
                           c/o Lady Luck Casino Hotel
                           206 North Third Street
                           Las Vegas, NV 89101
                           Fax:  (702) 258-8175
                           Phone: (702) 387-1793

                           with a copy to:

                                    Swidler Berlin Shereff Friedman, LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention: Robert M. Friedman, Esq.
                                    Fax: (212) 758-9526
                                    Phone: (212) 758-9500




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                           If to the Buyer to:

                           Isle of Capri Casinos, Inc.
                           711 Dr. Martin Luther King, Jr. Boulevard
                           Biloxi, Mississippi 39530
                           Attention: Chief Financial Officer
                           Fax: (228) 435-5998
                           Phone: (228) 436-7000


                           with a copy to:

                                    Mayer Brown & Platt
                                    190 South LaSalle Street, Suite 3100
                                    Chicago, Illinois 60603
                                    Attention: Paul W. Theiss
                                    Fax: (312) 701-7711
                                    Phone: ( 312) 782-0600


                           If to the Escrow Agent to:

                           Swidler Berlin Shereff Friedman, LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention: Robert M. Friedman, Esq.
                           Fax: (212) 758-9526
                           Phone: (212) 758-9500

or to such other person or address as any party shall furnish to the other parties in writing. Copies of all notices hereunder to the Escrow Agent shall, if sent by the Stockholder, also be furnished promptly by the Stockholder to the Buyer, and, if sent by the Buyer, also be furnished promptly by the Buyer to the Stockholder.

         7. Governing Law; Consent to Jurisdiction. This Escrow Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York as applied to contracts made and to be performed entirely within the State of New York. Any legal action, suit or proceeding arising out of or relating to this Escrow Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that such action was brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Escrow Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

         8. Miscellaneous. This Escrow Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. The headings in this Escrow Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Escrow Agreement may be executed in one or more counterparts, each of which is an original but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Escrow
Agreement to be executed as of the date first above written.

                          ISLE OF CAPRI CASINOS, INC.


                          By: /s/ Allan B. Solomon
                              -----------------------------------
                              Name: Allan B. Solomon
                              Title:  Executive Vice President,
                                      General Counsel and Secretary


                              /s/ Andrew H. Tompkins
                              ------------------------------------
                                      ANDREW H. TOMPKINS



                                SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                                as Escrow Agent


                                By: /s/ Swidler Berlin Shereff Friedman, LLP
                                    ----------------------------------------
                                    Name: Robert M. Friedman
                                    Title: Partner



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